Exhibit 99.1

Porter Bancorp, Inc. Names John T. Taylor President and CEO of PBI Bank

Taylor Also Named Porter Bancorp President

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 19, 2012--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that John T. Taylor has been named President and CEO of PBI Bank and President of Porter Bancorp, Inc. Mr. Taylor will also be appointed to the board of directors of both Porter Bancorp and PBI Bank. Maria L. Bouvette, who previously served as President of Porter Bancorp and President and CEO of PBI Bank, will continue to serve as Chief Executive Officer and Chairman of the Board for Porter Bancorp, and Chairman of the Board of PBI Bank.

“We are very pleased that John Taylor has joined PBI Bank as our new President and CEO and as President of Porter Bancorp,” stated Maria L. Bouvette, CEO of Porter Bancorp. “Our Board’s search committee identified John early in the process because of his knowledge of our Kentucky markets, his expertise in credit management and special assets and his experience as President and CEO of a bank in one of our markets. As the new CEO for PBI Bank, he will be responsible for leading the bank through the challenging economic environment, reducing the level of non-performing assets, and growing earnings while maintaining our high level of quality service for our customers.

“John has a solid history of building organizations with a clear vision and strategy to build long-term enterprise value. He also has strong roots in Kentucky, with significant experience in our key markets. He is a graduate of the University of Kentucky and also served as President of the Kentucky/Ohio region for a major regional bank. We are looking forward to his leadership in improving our profitability and building long-term shareholder value.”

Mr. Taylor, age 52, most recently served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky. Prior to joining American Founders in 2007, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. He has over 28 years of banking experience in Kentucky and Ohio.

He holds a Master’s Degree in Business Administration and a Bachelor’s Degree in Business Administration from the University of Kentucky. Mr. Taylor is actively involved in a number of civic and professional organizations and currently serves on the Advisory Council of the Lexington Federal Reserve.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.4 billion in assets as of March 31, 2012. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, Chief Executive Officer, 502-499-4800